Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 25, 2021 (July 9, 2021 as to the effects of the immaterial restatement discussed in Note 15), relating to the financial statements of Udemy, Inc., appearing in Registration Statement No. 333-260042, as amended, on Form S-1 of Udemy, Inc.

/s/ Deloitte & Touche LLP

San Francisco, California

October 28, 2021